Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT ANNOUNCES REFINANCING OF CREDIT FACILITY
LAS VEGAS, Feb. 8, 2010 — On February 5, 2010, Pinnacle Entertainment (NYSE: PNK) entered into an amended and restated credit agreement. Terms of this amended and restated credit agreement provide the Company with a $375 million revolving credit facility with a stated maturity date of March 31, 2014. Amounts outstanding under the Company’s prior credit agreement were refinanced with this new revolving credit facility. As of February 5, 2010, $110 million was drawn under the new revolving credit facility.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a casino development project under construction in the St. Louis area, to be called River City, which is expected to open on March 4, 2010, subject to approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino in Lake Charles, Louisiana, to be called Sugarcane Bay at L’Auberge du Lac, and a casino in Baton Rouge, Louisiana.